Exhibit 4.2
Execution Version
AMENDED AND RESTATED
OPERATING AGREEMENT
OF
RURAL HOSPITAL ACQUISITION, L.L.C.
(an Oklahoma limited liability company)
Dated as of October 30, 2007

- i -

- ii -

- iii -

AMENDED AND RESTATED
OPERATING AGREEMENT
OF
RURAL HOSPITAL ACQUISITION, L.L.C.
          This Amended and Restated Operating Agreement (“Agreement”) of Rural Hospital Acquisition, L.L.C. (the “Company”), with its principal place of business at 2304 Old Farm Road, Oklahoma 73013, and the Members of the Company, whose names and addresses, and types and number of Units of ownership are shown on the attachment hereto, is effective as of October 29, 2007 (the “Effective Date”). The terms of said Agreement are as follows:
ARTICLE I
MATTER
     1.1. Formation. The Company was formed on April 24, 2007 as a limited liability company under the Act, by the filing with the Secretary of State of the State of Oklahoma (“Oklahoma Secretary of State”) of Articles of Organization, as amended on October 29, 2007 by the filing with the Oklahoma Secretary of State of Amended and Restated Articles of Organization (as so amended and restated, the “Articles”), a copy of which shall be furnished to each Member.
     1.2. Name. The name of the Company shall be Rural Hospital Acquisition, L.L.C.
     1.3. Agent and Principal Office. The initial registered agent and the initial principal office of the Company shall be as stated in the Articles.
     1.4. Term. This Agreement, when fully executed, shall be effective on the Effective Date. This Agreement shall continue through the dissolution and the winding up of the business of the Company.
     1.5. Business. The purpose of the Company’s formation is the transaction of any or all lawful business for which limited liability companies may be organized under the Act.
ARTICLE II
DEFINITIONS
     For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Article:
     “Accounting Period” shall mean the Fiscal Year.
     “Act” means the Oklahoma Limited Liability Company Act, Okla. Stat. Tit. 18, §2000 et seq., as it may be amended from time to time, and any successor to such Act.
     “Additional Member” shall mean any Person who has been admitted to all the rights of a Member pursuant to Section 4.7 of this Agreement.

     “Adjusted Capital Account” means, with respect to any Member, the Member’s Capital Account balance, increased by the amount, if any, of such Member’s share of the Company Minimum Gain and Member Minimum Gain.
     “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulations section 1.704-l(b)(2)(ii)(c), the penultimate sentence of Regulations section 1.704-2(g)(1), or the penultimate sentence of Regulations section 1.704-2(i)(5); and
(ii) Debit to such Capital Account the items described in Regulations sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6).
     This definition of Adjusted Capital Account Deficit is intended to comply with Regulations section 1.704-l(b)(2)(ii)(d) and must be interpreted consistently therewith.
     “Affiliate” means any Person that is directly controlled by, or is under common control with, such Person. “Control” means either (i) the possession of the power to directly cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or (ii) a direct equity interest of ten percent (10%) or more in the Person.
     “Agreement” means this Amended and Restated Operating Agreement, as it may be amended from time to time.
     “Articles” has the meaning given such term in Section 1.1.
     “Assignee” shall mean a transferee of Units who has not been admitted as a Substitute Member. An Assignee of Units shall have no right to vote on, consent to, approve, or participate in the determination of any matter, or to otherwise participate in the management of the business and affairs of the Company or to become a Member. An Assignee is only entitled to receive distributions and to be allocated the Profit and Loss, as the case may be, attributable to the Units transferred to the Assignee.
     “Bankruptcy” shall mean, with respect to any Person: (a) that a petition has been filed by or against such Person as a “debtor” and the adjudication of such Person as bankrupt under the provisions of the bankruptcy laws of the United States of America has commenced and, in the case of an involuntary bankruptcy, such petition shall not have been dismissed within sixty (60) calendar days from the date of filing; (b) that such Person has made an assignment for the benefit of its creditors generally; (c) a receiver has been appointed for substantially all of the property and assets of such Person; or (d) the voluntary or involuntary acceleration of any Indebtedness of such Person.

     “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of Oklahoma are authorized or obligated by law or executive order to close.
     “Capital Account” shall mean, with respect to each Member, a separate account established and maintained in accordance with Section 5.3.
     “Capital Contributions” of a Member shall mean that amount of cash and/or the Gross Asset Value of other property actually contributed by such Member to the Company pursuant to the terms of this Agreement.
     “Change of Control Transaction” shall mean (a) a sale, lease or other transfer of all or substantially all of the assets of the Company, (b) a reorganization, merger, or consolidation of the Company with or into any other limited liability company or entity, or an acquisition of the Company effected by an exchange of outstanding securities of the Company, or a redemption or repurchase of the outstanding Units issued by the Company (other than a redemption or repurchase of Non-Voting Units pursuant to Section 3.4.1 or Section 3.4.2 of this Agreement), in which transaction the Company’s members immediately prior to such transaction own immediately after such transaction less than fifty percent (50%) of the equity securities of the surviving limited liability company or entity (or its parent), (c) any sale of voting control or other transaction similar to those described in clause (b) above following which the Company’s members immediately prior to such transaction no longer hold effective control of the Company following such transaction, whether through voting power, ownership, ability to elect Managers, or otherwise or (d) liquidation, dissolution, shut down, cessation of business, whether voluntary or involuntary, or other winding up of the Company.
     “Code” means the Internal Revenue Code of 1986, as amended, as in effect from time to time.
     “Company” shall have the meaning given to such term in the preamble.
     “Company Minimum Gain” has the meaning set forth in Regulations section 1.704-2(d).
     “Confidential Information” shall have the meaning given to such term in Section 10.7.3.
     “Covered Person” shall mean (i) any Member, any Affiliate of a Member, any officers, directors, trustees, shareholders, members, managers, beneficiaries, partners, employees, representatives or agents of the Company, any Member or their respective Affiliates, or (ii) any Person who is elected to serve as a Manager.
     “Disassociated Member” shall mean a Member who has ceased to be a Member as a result of incapacity, death, divorce, Bankruptcy or Dissolution or redemption by the Company of all such Member’s Units or Transfer of all such Member’s Units.
     “Disassociated Purchase Price” shall have the meaning given to such term in Section 4.10.

     “Dissolution” of a Member which is not a natural person shall mean that such Member has terminated its existence, whether partnership, limited liability company or corporation, wound up its affairs and dissolved; provided, however, that a change in the membership of any Member that is a partnership or limited liability company shall not be deemed or constitute a “Dissolution” hereunder, whether or not the Member is deemed technically dissolved for partnership or limited liability company law purposes, so long as the business of the Member is continued.
     “Economic Interest” shall mean the right to share in Profits and Losses realized by the Company, or to receive distributions from, the Company pursuant to this Agreement, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in management of the Company or, except as required by the Act, to receive information concerning the Company.
     “Fiscal Year” means the 12 month period ending September 30 of each year; provided that the last Fiscal Year will be the period beginning on October 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date the final liquidation and termination is completed (to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the final Fiscal Year to reflect that the period is less than 365 days).
     “GAAP” shall mean United States generally accepted accounting principles as in effect at the time in question.
     “Gross Asset Value” means, with respect to any Company asset, the asset’s adjusted tax basis for federal income tax purposes, except as follows:
     (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Company;
     (ii) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined or approved by a Super-majority of the Managers, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for such Member’s an interest in the Company; and (c) the liquidation of the Company within the meaning of Reg. § 1.704 1(b)(2)(ii)(g);
     (iii) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution as determined by the Managers in good faith and set forth in a certificate signed by the Managers and delivered to each of the Members; and
     (iv) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted tax basis of such assets pursuant to

Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Reg. § 1.704 1(b)(2)(iv)(m) and Section 5.3. If the Gross Asset Value of an asset has been determined or adjusted pursuant to items (i) through (iii) above, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing items of income, gain, expense, loss or deduction.
     “Interest” means a Member’s entire rights in the Company, including the right to share in distributions and allocations hereunder, to vote or participate in management of the Company to the extent set forth herein and to receive information concerning the business and affairs of the Company.
     “Managers” shall mean the persons or entities designated as Managers of the Company as provided in Article 6.
     “Members” shall mean the signatories to this Agreement, any Substitute Members and any Additional Members admitted pursuant to this Agreement, but does not include Assignees, provided that any reference in this Agreement to Member(s) with respect to the right to receive distributions and allocations of Profit and Loss shall include any holder of an Economic Interest even if such holder is not a Member.
     “Member Minimum Gain” means partner nonrecourse debt minimum gain as determined under the rules of Regulations section 1.704-2(i).
     “Member Nonrecourse Deduction” has the meaning set forth in Regulations section 1.704-2(i)(1) and (2).
     “Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(b)(1).
     “Non-Voting Members” means Members who own Non-Voting Units.
     “Non-Voting Units” means Non-Voting Units outstanding, which are set forth on Exhibit A (as amended from time to time).
     “Original Issue Price” means, with respect to each outstanding Non-Voting Unit, an amount equal to (a) the one million dollars paid by SCAH to acquire the Non-Voting Units, divided by (b) the number of Non-Voting Units issued to SCAH as set forth on Exhibit A.
     “Percentage Interest” means the Percentage Interest set forth next to the name of each Member (or holder of Units) on Exhibit A, which shall be equal to (x) the number of Units owned by such Member, (y) divided by the total number of Units then outstanding, (z) multiplied by 100. Collectively, the Percentage Interests always must equal 100% in the aggregate.
     “Person” shall mean a natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or representative capacity.

     “Preferred Return Amount” shall mean, with respect to each Non-Voting Unit, an amount each year equal to the product of (x) eight percent (8%) per annum, and (y) the Original Issue Price of the Non-Voting Unit for the relevant Accounting Period (or portion thereof). The Preferred Return Amount shall be determined as of the end of each Accounting Period; provided, however, that each Accounting Period shall be considered to consist of three hundred and sixty (360) days. The Preferred Return Amount due in respect of each Non-Voting Unit shall accumulate, but such amount shall not compound.
     “Profit” or “Loss” shall mean, for any Accounting Period, the amount, computed as of the last day thereof, of the income or loss of the Company determined in accordance with federal income tax principles (determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in computing such taxable income or loss), with the following adjustments:
     (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this definition of “Profit” and “Loss” shall be added to such taxable income or loss;
     (ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(i) ), and not otherwise taken into account in computing Profit or Loss, shall be subtracted from such taxable income or added to such taxable loss;
     (iii) Any adjustment in the Gross Asset Value of property in accordance with this Agreement shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit or Loss (to the extent such adjustment is not already reflected in the Capital Accounts of the Members);
     (iv) gain or loss resulting from the disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
     (v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, the Company shall compute such deductions based on the Gross Asset Value of a property; and
     (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Sections 8.3 and 8.4 hereof shall not be taken into account in computing Profit and Loss.
     “Proposed Transferee” shall have the meaning given to such term in Section 12.2.
     “Redemption Date” shall have the meaning given to such term in Section 3.4.2.

     “Redemption Price” shall have the meaning given to such term in Section 3.4.1.
     “Regulations” means the Treasury Regulations promulgated under the Code, as amended and in effect from time to time (including corresponding provisions of any succeeding regulations).
     “Regulatory Allocations” has the meaning set forth in Section 8.4.
     “Remaining Units” has the meaning set forth in Section 12.4.
     “Revaluation Event” means any of the events described in items (i) through (iii) of the definition of Gross Asset Value.
     “SCAH” means Surgical Center Acquisition Holdings, Inc., a Nevada Corporation.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Subsidiary” shall mean any corporation, partnership, joint venture, limited liability company, or other entity in which the Company either, directly or indirectly, owns capital stock or is a partner or is in some other manner affiliated through an investment or participation in the equity of such entity, including, without limitation, RHA Tishomingo, LLC, an Oklahoma limited liability company, RHA Stroud, LLC, an Oklahoma limited liability company, and RHA Anadarko, LLC, an Oklahoma limited liability company.
     “Substitute Member” shall mean an Assignee who has been admitted to all the rights of a Member pursuant to this Agreement.
     “Super-majority” as used in relation to approval by the Managers means approval of at least 80% of the Managers.
     “Tax Distribution Amount” shall mean the amount of the federal and state income tax liability with respect to the taxable income of the Company allocable to a Member with respect to each Unit (whether a Non-Voting Unit or a Voting Unit) for a fiscal year. The calculation of such federal and state income tax liability shall (i) assume that all such holders are taxable as individuals for federal and state income tax purposes, (ii) assume that all such holders are in the highest marginal federal and state income tax bracket applicable to individuals in the State of Oklahoma (currently thirty-five percent (35%) and seven (7%), respectively), (iii) assume the deductibility of Oklahoma State income taxes for federal income tax purposes and (iv) not take into account any adjustments to taxable income, gain, loss, deduction or credit allocable to a Member as a result of any adjustments to the basis of Company property on behalf of a Member pursuant to an election under Section 754 of the Code (or any state law provisions similar to Section 754 of the Code). In determining the amount of estimated federal and state income tax liability for any fiscal year, if the Company has allocated a taxable loss to the Members for any Accounting Period, the amount of such loss shall be carried forward and applied to offset any taxable income allocated to the Members for each succeeding Accounting Period in which the Members are allocated taxable income until such loss is fully absorbed by taxable income allocated to the Members, consistent with applicable rules relating to loss carry-forwards under the Code and the provisions of this definition.

     “Transfer” shall have the meaning given to such term in Section 4.4.1.
     “Transfer Notice” shall have the meaning given to such term in Section 12.2.
     “Transferring Member” shall have the meaning given to such term in Section 12.1.
     “Voting Members” means Members who own Voting Units.
     “Voting Units” means the Voting Units owned by the Voting Members as set forth on Exhibit A (as amended from time to time).
     “Unit” or “Units” means the units of ownership that represent a Member’s Interest in the Company.
ARTICLE III
UNITS
     3.1. Issuance. The Company shall be authorized to issue two (2) classes of Units, designated as “Voting Units,” and “Non-Voting Units.” The total number of Units which the Company is authorized to issue shall be an aggregate of two million (2,000,000) Units, comprised of one million (1,000,000) Voting Units and one million (1,000,000) Non-Voting Units. The total number of authorized Units may not be increased without the approval of a Super-majority of the Managers and of Members holding at least seventy-five percent (75%) of the Voting Units.
     3.2. Rights of the Voting Units. The Voting Members shall each be entitled to vote on any matters to be put to a vote of the Members as set forth in Section 4.14, shall be entitled to receive the distributions provided in Articles 7 and 11, and shall have all other rights expressly granted under this Agreement or by the Act.
     3.3. Rights of the Non-Voting Units. The Non-Voting Members shall have the put right set forth in Section 3.4.2 and be entitled to receive the Redemption Price for the exercise thereof provided for in Section 3.4.2, and the distributions provided in Articles 7 and 11, and shall have all other rights expressly granted under this Agreement or by the Act. The Non-Voting Members shall not have any voting rights with respect to any matters to be put to a vote of the Members, except as expressly required by the Act.
     3.4. Redemption of Non-Voting Units.
     3.4.1. Redemption by Company. At any time prior to the fifth (5th) anniversary of the Effective Date, upon approval by a Super-majority of the Managers and upon ten (10) Business Days’ prior written notice to the Non-Voting Members, the Company may elect to repurchase, in cash, all of the outstanding Non-Voting Units by payment (per each Non-Voting Unit) of an amount equal to the Original Issue Price for such Non-Voting Units, plus any accrued but unpaid Preferred Return Amount due and payable with respect to the Non-Voting Units (the “Redemption Price”).
     3.4.2. Put Right of Non-Voting Member. Following the fifth (5th) anniversary of the Effective Date at any time, and from time to time, upon the written election of a

Non-Voting Member provided at least ten (10) Business Days before the effective date of such redemption (the “Redemption Date”), the Company shall repurchase, in cash, the outstanding Non-Voting Units for which an election has been made under this Section 3.4.2, by payment of an amount equal to the Redemption Price for each Non-Voting Unit for which an election has been made.
     3.4.3. Availability of Funds at Redemption. If the funds of the Company legally available on the Redemption Date for redemption of the Non-Voting Units pursuant to Section 3.4.2 are insufficient to redeem the total number of Non-Voting Units that are put to the Company by the electing Non-Voting Members to be redeemed on such date, those funds that are legally available will be used to redeem Non-Voting Units, on a pari passu basis, in proportion to the aggregate Redemption Price that would be payable to each Non-Voting Member electing redemption, if all such Non-Voting Units for which redemption was sought were redeemed. The Non-Voting Units not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, including the rights of redemption set forth herein. If at any time thereafter additional funds become legally available for redemption, such funds will immediately be used to redeem the balance of the Non-Voting Units which the Company has become obliged to redeem on the Redemption Date pursuant to Section 3.4.2 but which it has not redeemed.
ARTICLE IV
MEMBERSHIP
     4.1. Members. Effective as of the date hereof, the Members of the Company shall be as set forth on the signature pages to this Agreement.
     4.2. Representations and Warranties. Each Member hereby represents and warrants for itself only to the Company and each other Member as follows:
     4.2.1. Purchase Entirely for Own Account. The Member is acquiring its Units for the Member’s own account for investment purposes only and not with a view to or for the resale, distribution, subdivision or fractionalization thereof in violation of the securities laws and has no contract, understanding, undertaking, agreement or arrangement of any kind with any Person to sell, transfer or pledge to any Person any Interest, nor does such Member have any present plans to enter into any such agreement.
     4.2.2. Investment Experience; Accredited Investor. By reason of such Member’s business or financial experience, the Member has the capacity to protect its own interests in connection with the transactions contemplated hereunder, is able to bear the risk of investment in the Company, and at the present time could afford a complete loss of such investment. The Member is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.
     4.3. Securities Laws. The Member acknowledges that the offer and sale of the Units has not been registered under the Securities Act or any state securities laws, inasmuch as the Units are being acquired in a transaction not involving a public offering, and, under such laws, may not be resold or transferred by the Member without appropriate registration under the Securities Act or the availability of an exemption from such requirements.
     4.4. Restrictions on Transfers of Company Interests.
     4.4.1. Transfer of Interest. No Member, Substitute Member or holder of an Economic Interest shall, directly or indirectly, sell, assign, pledge, mortgage or otherwise dispose of, encumber or transfer its Interest or Economic Interest in the Company, whether in whole or in part (collectively, “Transfer”), except as approved by a Super-majority of the Managers and in accordance with all applicable provisions of Article 12, if any.
     4.4.2. Requirements for Transfer. No Transfer of an Interest or Economic Interest of a Member, Substitute Member or holder of an Economic Interest shall be permitted (regardless of whether the Managers approve such a Transfer) if it would, or would reasonably be likely to:
     (i) result in violation of the Securities Act, any applicable state law or the applicable securities laws of any other jurisdiction;
     (ii) result in the Transfer of an Interest or an Economic Interest of a Member to a direct or indirect competitor of the Company;
     (iii) result in a violation of any law, rule, or regulation by the Member, any other Member, any Manager or the Company;
     (iv) cause the Company to be deemed a “publicly traded partnership” as such term is defined in Section 7704(b) of the Code; or
     (v) cause the termination or dissolution of the Company.
     4.4.3. Transfers of Economic Interest Only. In the event of any Transfer made in accordance with this Section 4.4, the transferee shall receive only the transferor’s Economic Interest in the Company, and the transferee shall not be admitted as a Member or have any right as a result of such Transfer to participate in the affairs of the Company as a Member, unless such transferee is also admitted as a Substitute Member in accordance with Section 4.5.
     4.4.4. Void Transfers. Any voluntary or involuntary Transfer in violation of this Section 4.4 or the requirements of Article 12 shall be null and void ab initio, and shall not operate to Transfer any portion of any Interest or Economic Interest in the Company to the purported transferee.
     4.5. Admission of Substitute Members. An Assignee of Units of the Company shall be admitted as a Substitute Member only upon the approval of a Super-majority of the Managers. If so admitted, the Substitute Member shall have all the rights and powers, and shall be subject to all the restrictions and liabilities of, the Member who assigned such Units to the extent that such rights powers, restrictions and liabilities resulted from such assigning Member’s ownership of the assigned Units. The admission of a Substitute Member shall not release any Member who assigned such Units from liabilities or obligations to the Company, the other Members or any other Person that may have arisen prior to the Transfer.
     4.6. Rights of Assignees. Unless and until it is a Substitute Member, the Assignee of any Units shall have no right to vote on, consent to, approve or participate in the determination of any matter, or to otherwise participate in the management of the business and affairs of the Company or to become a Member, which rights shall be retained by the Member or Substitute Member who Transferred the applicable Units to the Assignee. Unless it is a Substitute Member, the Assignee is only entitled to receive distributions (including its return of capital) and to be allocated the Profits and/or Losses, as the case may be, attributable to the Units Transferred to the Assignee.
     4.7. Additional Members. One or more Additional Members of the Company may be admitted to the Company as a Member upon the approval of the Managers and such Persons shall be admitted as Members of the Company; provided that (i) the issuance of new Units to be held by such Additional Member has been approved in accordance with Section 3.1, and (ii) such Additional Members execute a counterpart signature page to this Agreement agreeing to be bound by the terms of this Agreement and any other agreements or instruments by which a Member is bound as a condition to or by virtue of the Member’s ownership of Units.
     4.8. Resignation or Withdrawal of a Member. Except as specifically provided in this Agreement, no Member shall have the right to resign or withdraw from membership in the Company or withdraw its interest in the capital of the Company.
     4.9. Disassociation of a Member. The incapacity, death, Bankruptcy or Dissolution of a Member or the redemption by the Company of all of such Member’s Units: (a) will cause such Member to become a Disassociated Member; and (b) will terminate the membership of such Member in the Company. A Disassociated Member shall have no right to participate in the management of the business and affairs of the Company, but shall be entitled only to receive distributions and any other share of profits to which the Disassociated Member would have been entitled under this Agreement but for the incapacity, death, Bankruptcy or Dissolution of such Member.
     4.10. Rights of a Disassociated Member.
     4.10.1. Purchase Option of Disassociated Member’s Interests. In the event any Member becomes a Disassociated Member, the Disassociated Member or its legal representative, successor or assign may request admission to the Company as a Substitute Member pursuant to Section 4.5 within ten (10) days of the event triggering the disassociation (the “Date of Disassociation”). If no request for Substitute Member status is made and granted pursuant to Section 4.5, the remaining Member(s) may elect, within thirty (30) days of the expiration of the date by which such request was to be made (if no request is made), or the date on which such request is denied (if such a request is not approved by the Managers) (the “Disassociation Purchase Option Date”), to purchase the Dissociated Member’s interest on such terms and conditions as the remaining Members and the Dissociated Member or its legal representative, successor or assign may agree. If the remaining Members and the Dissociated Member or its legal representative, successor or assign do not agree, the remaining Members shall have an option (to be exercised within sixty (60) days after the Disassociation Purchase Option Date by giving notice to the Disassociated Member or its legal representative, successor or assign, as applicable) to purchase the interest, for the Contract Price as specified in Section 4.10.2. The number of Units of such Dissociated Member’s interest that a Member shall be entitled to purchase pursuant to this Section 4.10.1 shall be determined based upon the proportion that the Percentage Interest of such Member bears to the aggregate of the Percentage Interests of all of the Members electing to purchase the Dissociated Member’s interest. In the event any Member elects to purchase none or less than all of his, her or its pro rata share of such Dissociated Member’s interest, then the other Members may elect to purchase more than their pro rata share. If no request for Substitute Member status is made and granted pursuant to Section 4.5, and the remaining Members do not exercise their options under this Section 4.10, the Disassociated Member or its legal representative, successor or assign shall thereafter have only those rights of an Assignee under this Agreement.
     4.10.2. Contract Price. The “Contract Price” shall equal the fair market value of the Disassociated Member’s Interest as of the Date of Disassociation. The fair market value shall be determined within sixty (60) days after the Disassociation Purchase Option Date by agreement among the Members, or if no agreement can be reached, then by an appraisal (the appraiser shall be selected in accordance with Section 4.10.3) of the fair market value of the Member’s Interest.
     4.10.3. Selection of Appraiser. If the appraisal of an Interest is required pursuant to Section 4.10.2, then the parties shall attempt to agree on the selection of an appraiser. If the parties cannot agree on an appraiser, then the Member (or such Member’s representative) whose Interest is being transferred shall select a qualified appraiser and the Company (at the direction of a Super-majority of the Managers) shall select a second qualified appraiser. The two appraisers shall then select a third qualified appraiser. The two appraisers selected by the transferring Member and the Company shall prepare appraisals of the fair market value, and shall present those appraisals to the third appraiser. The third appraiser acts as an arbitrator and determines the fair market value by selecting either (i) one of the two appraisals presented, or (ii) a value between the two appraisals presented. If the Members use one appraiser, then the cost of the appraiser shall be split between the transferring Member and the Company. If the Members use three appraisers, then: (A) the cost of the appraiser selected by the transferring Member and one-half of the cost of the third appraiser shall be borne by the transferring Member; and (B) the cost of the appraiser selected by the Company and one-half of the cost of the third appraiser shall be borne by the Company. The decision of the appraiser or appraisers shall be final and binding upon the Members and the Company.
     4.11. No Authority as Agent. No Member shall have the authority in its capacity as a Member to enter into any transaction on behalf of the Company or to otherwise bind the Company.

     4.12. Interest in Property of the Company. Each Member’s Interest in the Company shall for all purposes be personal property. No Member shall have any interest in specific Company property. All property of the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership in such property.
     4.13. Information Rights. In addition to other rights provided by this Agreement or by applicable law, a Member shall have the right on demand and at such Member’s own expense:
     4.13.1. To obtain any and all information regarding the status of the business and financial condition of the Company;
     4.13.2. Promptly after becoming available, to obtain a copy of the Company’s Federal, state, and local income tax returns for each year;
     4.13.3. To have furnished to it a current list of the name and last known business, residence or mailing address of each Member;
     4.13.4. To obtain information regarding the Capital Contributions made by each Member;
     4.13.5. To receive a copy of this Agreement and the Articles and all amendments, together with copies of any powers of attorney pursuant to which this Agreement, the Articles, and all amendments that have been executed; and
     4.13.6. To inspect and copy any of the Company’s books and records and obtain such other information regarding the affairs of the Company during normal business hours.
     4.14. Voting Rights. Except as expressly required by law or as provided in this Agreement, Members shall have no voting, approval or consent rights. In matters on which Members are entitled to vote, each Voting Unit carries one vote. Whenever this Agreement references an action to be taken by the Members, such reference, unless otherwise stated, presumes that such action requires the vote or consent of a majority in interest of the Voting Units issued and outstanding. Notwithstanding the foregoing, the issuance of new Units will require the approval of seventy-five percent (75%) of the Voting Units. Actions and decisions requiring the approval of the Voting Members pursuant to any provision of this Agreement may be authorized or made either by vote of the requisite percentage of interest of Voting Members taken at a meeting of the Voting Members, or by unanimous written consent of all Voting Members. A corporate Voting Member may cast its vote through any of such Voting Member’s duly authorized officers.
     4.15. Member Meetings. Member Meetings may be called by any Member or Manager, by giving at least five (5) Business Days’ prior notice of the time, place and purpose of the meeting to all Members. Any such meeting shall be held during the Company’s normal business hours at its principal place of business, unless all of the Members consent in writing or by their attendance at such meeting to its being held at another location or time. A Member may attend such meeting by telephone or videoconference.

     4.16. Adjournment. When a meeting is adjourned to another time or place, a notice of the adjourned meeting shall be given in accordance with Section 4.15. At the adjourned meeting, the Company may transact any business that might have been transacted at the original meeting.
     4.17. Waiver of Notice; Consent to Meeting. The actions taken at any meeting, however called and noticed, and whenever held, are as valid as though the action was taken at a meeting duly held, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each Member entitled to vote, but not present in person or by proxy, approves by signing a written waiver of notice or an approval to the holding of the meeting or an approval of the minutes thereof. All waivers, consents, and approvals shall be filed with the Company records or made a part of the minutes of the meeting. A Member’s attendance at a meeting shall constitute a waiver of notice of the meeting, except when such Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the meeting, but not so included, if the objection is expressly made at the meeting.
     4.18. Quorum. A majority in interest of the Voting Members, represented in person or by proxy, shall constitute a quorum at a meeting of Members. In the absence of a quorum, any meeting of Members may be adjourned from time to time by the Members represented either in person or by proxy pursuant to Section 4.16.
     4.19. Vote by Proxy. A Voting Member may vote by proxy given to any other Member. Any such proxy must be in writing and must identify the special meeting or matter to which the proxy applies or state that it applies to all matters coming before the Company for approval prior to a specified date in the proxy under any provision of this Agreement. Any such proxy shall be revocable at any time and shall not be effective at any meeting at which the Voting Member giving such proxy is in attendance.
     4.20. Records of Meeting. The Company shall maintain records of all actions taken by the Voting Members pursuant to any provision of this Agreement, including minutes of all Company meetings, copies of all actions taken by consent of the Voting Members and copies of all proxies pursuant to which one Voting Member votes or executes a consent on behalf of another.
ARTICLE V
CONTRIBUTIONS TO CAPITAL
     5.1. Capital Contributions. The Voting Members and Non-Voting Members have made deemed Capital Contributions to the Company in the amount set forth on Exhibit A and such amount shall be credited to each Member’s respective Capital Account. In exchange for such Capital Contributions and by agreement among all Members, each Member shall have the rights set forth in this Agreement.
     5.2. Additional Capital Contributions; Loan. No Member shall be permitted to make any additional contribution to the capital of the Company or loan (or advance) any money to the Company, in each case, without the consent of a Super-majority of the Managers. No Member shall be required to make any additional contribution to the capital of the Company. Loans by a Member to the Company shall not be considered Capital Contributions and will not increase the Capital Account of the lending Member. No Person who makes any loan or advance to the Company shall have or acquired, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company, other than as a creditor.
     5.3. Capital Accounts. The Company shall maintain for each Member a separate Capital Account in accordance with this Section 5.3. These Capital Accounts shall be maintained in accordance with the following provisions:
     5.3.1. An individual Capital Account shall be established and maintained for each Member. Except as otherwise agreed to in writing by the assignor and assignee of a Unit and approved by the Managers, the Capital Account established for any holder who acquires a Unit in the Company by virtue of an assignment in accordance with the terms of this Agreement shall be in the same amount as, and shall replace, the Capital Account of the assignor of such Unit. Except as otherwise agreed to in writing by the assignor and assignee of a Unit and approved by the Managers, in the event the assignor of such Unit retains any other Units, the assignor’s Capital Account balance shall be divided between the assignor and the assignee in accordance with their respective Percentage Interests of all Units held by such Persons.
     5.3.2. The Capital Account of each Member shall be increased by the cash amount or the Gross Asset Value of any property contributed by such Member to the Company in accordance with the terms of this Agreement, such Member’s allocable share of Profits, and any items in the nature of income or gain which are specially allocated to such Member pursuant to Article 8 and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.
     5.3.3. The Capital Account of each Member shall be decreased by the cash amount or Gross Asset Value of any property distributed to a Member pursuant to this Agreement, such Member’s allocable share of Losses, and any items in the nature of deductions or losses which are specially allocated to such Member pursuant to Section 8.2, Section 8.3, or Section 8.4, and the amount of any liabilities of the Member assumed by the Company or for the satisfaction of which recourse may be made to only property contributed by such Member to the Company.
     5.3.4. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are generally intended to comply with Regulations section 1.704 l(b) and must be interpreted and applied in a manner consistent with those Regulations. If the Managers determine that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Regulations, the Managers may authorize such modifications, provided that it is not likely to have a material effect on the amounts of taxable income, gain, loss, deduction or credit allocable to the Members.

     5.4. No Interest. Except for the Preferred Return Amount, no interest shall be paid by the Company on Capital Contributions or on balances in Capital Accounts.
     5.5. No Withdrawal. No Member shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Company, except as provided in Articles 7 and 11.
     5.6. Legal Tender. All Capital Contributions of cash and loans to the Company shall be made in United States dollars.
     5.7. Prohibition. Except as otherwise provided in Article 4 hereof, no Member shall have the right to pledge, mortgage, or in any other way encumber any part of such Member’s Interest in the Company.
     5.8. No Partition. Each holder of a Unit waives any and all rights that it may have to maintain an action for partition of the Company’s property.
     5.9. Redemption. A Member shall cease to be a Member from and after such time as such Member first ceases to own any Units.
ARTICLE VI
MANAGEMENT AND OPERATION OF BUSINESS.
     6.1. Generally. The business and affairs of the Company shall be managed by a board of Managers (the “Managers”), which shall be comprised of five (5) Persons who may, but need not, be Members, designated as follows:
     (i) Two (2) Managers shall be elected by SCAH, or the Substitute Members to which SCAH has assigned its rights in accordance with this Agreement.
     (ii) Two (2) Managers shall be elected by Carol Schuster, or the Substitute Members to which she has assigned her rights in accordance with this Agreement, provided, however, that Michael Schuster shall be elected and remain one of the Managers elected by Carol Schuster, and may not be removed or replaced by Carol Schuster or the Substitute Members to which she has assigned her rights in accordance with this Agreement until such time as: (1) Michael Schuster resigns, becomes incapacitated or dies, or (2) SCAH, or the Substitute Members to which SCAH has assigned its rights in accordance with this Agreement, consents to his removal.
     (iii) One (1) Manager shall be elected by mutual agreement of SCAH, or the Substitute Members to which SCAH has assigned its rights in accordance with this Agreement, on the one hand, and Carol Schuster, or the Substitute Members to which she has assigned her rights in accordance with this Agreement, on the other (the “Independent Manager”).

     It is an express condition precedent to the designation and election of any Manager that such Manager covenant and agree to observe and comply with the obligations and responsibilities of a Manager required by the Act and this Agreement.
     6.2. Removal of Managers and Term. Except for the Independent Manager, which may be removed only by the unanimous vote of the Person(s) then entitled to elect such Manager, any Manager may be removed and replaced at any time by a majority vote of the Person(s) then entitled to elect such Manager. Each Manager elected hereunder shall serve as a Manager until such Manager resigns, dies, or is removed as provided herein by the Person(s) entitled to elect such Manager.
     6.3. Changes in Board Composition. Notwithstanding Section 6.1, above, the number of Managers comprising the board of Managers may be increased on decreased upon the approval of a Super-majority of the Managers.
     6.4. Managers.
     6.4.1. Exclusive Management by Managers. Subject to the provisions of this Agreement and/or the Act relating to actions required to be approved by the Members, the business, property and affairs of the Company shall be managed and all powers of the Company shall be exclusively exercised by or under the direction of the Managers. The Managers shall act collectively by Majority Vote, as set forth in Section 6.5.9, in all matters, unless otherwise expressly required by the Act or this Agreement. The Managers, acting collectively by the requisite vote, shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by Managers under the laws of the State of Oklahoma. Each of the Managers shall be deemed to be a “manager” within the meaning of the Act. Without limiting the foregoing, each Manager shall have the ability and the authority to execute contracts and deliver instruments binding upon the Company, but solely to the extent such Manager is authorized and directed by the majority of the Managers to do so. Any determination by the Managers hereunder must be made in good faith.
     6.4.2. Approval of a Super-majority Required. Notwithstanding Section 6.4.1, above, the following actions require approval of a Super-majority of the Managers:
     (i) Divesting and/or selling any assets greater than $25,000 in value;
     (ii) Hiring and/or terminating any Company executives;
     (iii) Selling, liquidating, consolidating, reorganizing, merging or otherwise engaging in any Change of Control Transaction;
     (iv) Acquiring any assets and/or operating businesses in excess of $25,000 in value;
     (v) Incurring any indebtedness for borrowed money;

     (vi) Encumbering any of the assets of the Company by creating outside third-party obligations;
     (vii) Any leasing of equipment, individually or in the aggregate, in excess of $25,000 per annum;
     (viii) Increasing the number of authorized units of membership of the Company;
     (ix) Selling of all or substantially all of the Company’s equity interests or assets.
     (x) Changing compensation to Company executives and/or declaring and paying any bonuses.
     (xi) Declaration and/or distributing of any distributions to Members.
     (xii) Changing the headquarters location of RHA.
     (xiii) Changing the Company’s name;
     (xiv) Entering into any new or revised facility-building leases;
     (xv) Filing Bankruptcy voluntarily on behalf of the Company;
     (xvi) Making changes or additions in outside accountants and/or legal counsel of the Company;
     (xvii) Changing the total number of Managers or otherwise making, altering, amending or rescinding this Agreement or the Company’s Amended and Restated Articles of Organization;
     (xviii) Making a determination of “Disability,” as such term is defined in the employment agreement of Michael Schuster (the “Schuster Employment Agreement”) described in Section 5.2 of that certain Membership Interest Purchase Agreement dated October ___, 2007 (the “Membership Interest Purchase Agreement”), by and among Surgery Center Acquisition Holdings, Inc., as the buyer; Carol Schuster and the Company, as the sellers; Tri-Isthmus Group, Inc. and Michael Schuster, RHA Tishomingo, LL , RHA Stroud, LLC and RHA Anadarko, LLC; .
     (xix) Making changes to the Company’s business plan, including, without limitation, changes to the business or manner of business as conducted or presently contemplated to be conducted by the Company pursuant to such business plan;
     (xx) Entering into transactions with Affiliates of Members or Managers of the Company;

     (xxi) Creating Subsidiaries;
     (xxii) Effecting a redemption of Units, including, without limitation, the redemption of the Non-Voting Units pursuant to Section 3.4.1;
     (xxiii) Approving contracts with non-competes or most favored nation provisions binding on the Company;
     (xxiv) Appointing any committee authorized to act in the place of the Board of Managers;
     (xxv) Taking any action that would materially affect the rights of Carol Schuster, Michael Schuster or Buyer under this Agreement, the Schuster Employment Agreement and the Membership Interest Purchase Agreement (collectively, the “Transaction Agreements”), or any other agreement entered into by Carol Schuster, Michael Schuster or Buyer in connection with the transactions contemplated by the Transaction Agreements;
     (xxvi) Permitting any Member, Substitute Member or holder of an Economic Interest in a Unit to, directly or indirectly, sell, assign, pledge, mortgage or otherwise dispose of, encumber or transfer its Interest in the Company;
     (xxvii) Admitting Additional Members or Substitute Members;
     (xxviii) Selecting an appraiser for, or otherwise making a determination of, the fair market value of the Units, whether pursuant to Section 4.10.3 or otherwise;
     (xxix) The offering, selling or issuing of any new securities by the Company;
     (xxx) Approving loans to the Company by Members;
     (xxxi) Doing any act in contravention of the Transaction Agreements or any other agreement entered into by Carol Schuster, Michael Schuster or Buyer in connection with the transactions contemplated by the Transaction Agreements (including any act which requires approval of Members) or failing to do any act required by the Transaction Agreements or any other agreement entered into by Carol Schuster, Michael Schuster or Buyer in connection with the transactions contemplated by the Transaction Agreements;
     (xxxii) Doing any act which would make it impossible to carry on the ordinary business of the Company;
     (xxxiii) Confessing a judgment against the Company in connection with any threatened or pending legal action;
     (xxxiv) Approving any Capital Contributions in addition to those Capital Contributions required under Section 5.1;

     (xxxv) Electing the method under Section 704(c) to handle any disparity between the fair market value of property contributed by a Member from the contributing Member’s adjusted tax basis in the property; or
     (xxxvi) Approving the Dissolution of the Company.
     6.5. Meetings of Managers.
     6.5.1. Regular Meetings. The Managers shall meet at least once during each quarter of the Company’s Fiscal Year, subject to more frequent meetings upon approval of the Managers. Notice of and an agenda for all regular meetings of the Managers Committee meetings shall be provided to all Managers by the Secretary at least ten (10) Business Days prior to the date of such meetings.
     6.5.2. Special Meetings. Special meetings of the Managers may be called at the direction of any Manager upon no less than five (5) Business Days’ notice to the other Managers, which notice shall set forth the purpose of the special meeting.
     6.5.3. Notice. All notices shall be sent in accordance with Section 13.1 to each Member entitled thereto not less than ten (10) days (except in respect of special meetings, as set forth in Section 6.5.2, or an adjournment of a meeting of the Manager pursuant to Section 6.5.5) before each meeting, and shall specify the place, date and time of such meeting, as well as the purpose or purposes for which the meeting is called.
     6.5.4. Waivers of Notice. Every act of the Managers taken at any meeting of the Managers, however called and noticed or wherever held, shall be as valid as though made or performed at a meeting duly held after regular call and notice, if a quorum is present and if, either before or after the meeting, each of the Managers not present or who, though present, has prior to the meeting or at its commencement, protested the lack of proper notice to such Manager, signs a written waiver of notice or a written consent to holding such meeting or approval of the minutes thereof. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting.
     6.5.5. Adjournments. Any meeting of the Managers, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the Managers present, but in the absence of a quorum no other business may be transacted at any such meeting. When any meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting, provided that, in the case of a meeting that is adjourned for less than ten (10) Business Days, notice of the adjourned meeting shall be given promptly, but in no event less than two (2) Business Days, unless notice thereof is waived pursuant to Section 6.5.4.
     6.5.6. Conduct of Meetings. Except as otherwise provided herein, the Managers shall conduct their meetings in accordance with such rules as they may from time to time establish and shall keep minutes of such meetings and issue resolutions evidencing the actions taken by it. A secretary elected by the Managers (the “Secretary”) shall keep the minutes of all such meetings.

     6.5.7. Location. Unless otherwise agreed, all meetings of the Managers shall be held at the principal offices of the Company or by conference telephone or similar means of communication by which all representatives can participate in the meeting and hear one another. Participation in a meeting in such manner constitutes a presence in person at such meeting.
     6.5.8. Action without a Meeting. Any action required or permitted to be taken by the Managers, either at a meeting or otherwise, may be taken without a meeting if each of the Managers consents thereto in writing and the writing or writings are filed with the minutes of proceedings of the Managers.
     6.5.9. Quorum and Voting. A majority of the authorized number of Managers constitutes a quorum of the Managers for the transaction of business. Except to the extent that this Agreement expressly requires the approval of a Super-majority of Managers pursuant to Section 6.4.2, or the approval of all members of a committee of Managers pursuant to Section 6.8, every act or decision done or made by a majority of the authorized number of Managers (a “Majority Vote”) shall be the act of the Managers. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of one (1) or more Managers, if any action taken is approved by Majority Vote.
     6.6. Additional Matters. Each Manager shall be reimbursed by the Company for reasonable out-of-pocket travel and other expenses incurred in attending or participating in meetings of the Managers or otherwise fulfilling such Manager’s duties as a Manager.
     6.7. Limitations on Powers of Members. Pursuant to Section 6.4 and the Articles, the management of the Company is vested in the Managers. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement or the Articles and except as expressly required by the Act. No Member, acting solely in the capacity of a Member, is an agent of the Company. Nor does any Member, unless expressly authorized in writing to do so by the Managers, have any right, power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.
     6.8. Committees of Managers. Subject to Section 6.4.2, the Managers may from time to time establish committees of Managers for specific purposes and delegate the power to take actions and make decisions with respect to specific matters to the Managers comprising any such committee, subject to the requirements of applicable law, and subject, further, to the condition that no committee so established may take action on any matter for which a Super-majority vote of the Managers is required pursuant to Section 6.4.2. Any such committee shall be comprised of Managers selected by a Super-majority of the Managers pursuant to Section 6.4.2, provided, however, each of (i) Carol Schuster, or the Substitute Members to which she has assigned her rights in accordance with this Agreement, and (ii) SCAH, or the Substitute Members to which it has assigned its rights in accordance with this Agreement, shall have the right to have one of the Managers appointed by, respectively, her and it on any committee of the Board. Committee members shall be subject to removal only upon the unanimous vote of the remaining Managers. All actions of a committee, which shall be by unanimous vote of the members thereof, shall be recorded in minutes of its meetings and reported to the Managers. Any such committee shall meet where and as convenient, notice of such meetings being provided pursuant to the notice provisions of Section 6.5. Special meetings of any such committee may be called at any time by any member of the committee.
     6.9. Officers. The Managers may appoint officers at any time. The officers of the Company shall include a Chief Executive Officer, a Chief Financial Officer/Controller, Secretary and such other officers as may be deemed necessary by the Managers from time to time. The appointment of the Chief Financial Officer/Controller by the Managers will be subject to written approval by SCAH. Any individual may hold any number of offices. The officers shall exercise such powers and perform such duties as shall be determined from time to time by the Managers. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Managers at any time.
     6.10. No Management Fees. No non-employee Member or non-employee Manager of the Company shall be entitled to any management, consulting, or other fee, or any other compensation under the terms of this Agreement.
ARTICLE VII
DISTRIBUTIONS.
     7.1. Distributions of Net Proceeds from Profits. Subject to the provisions set forth in this Article 7, the timing and amount of all distributions shall be determined by a Super-majority of the Managers.
     7.2. Priority of Distributions of Net Proceeds from Profits. If the Managers make a distribution of the Net Proceeds from Profits to the Members in accordance with the provisions of Section 7.1, then such proceeds shall be distributed to the Members by the Company in the following order of priority:
     (i) First, to each Voting Member and each Non-Voting Member, an amount equal to the Tax Distribution Amount, if any, determined for such Member (including any Tax Distribution Amount payable in respect of amounts allocated to the Non-Voting Members pursuant to Section 8.2.1(ii));
     (ii) Second, 100% to the Non-Voting Members until the Non-Voting Members shall have received an amount equal to the aggregate accrued but undistributed Preferred Return Amount, less the aggregate amount, if any, previously distributed to the Non-Voting Members pursuant to this Section 7.2(ii);
     (iii) Finally, any remaining Net Proceeds from Profits shall be distributed to all of the Voting Members pro rata in proportion to their respective Percentage Interests.
     7.3. Tax Distributions. To the extent (i) sufficient Net Proceeds exist, and (ii) permissible under Oklahoma law, and subject to the restrictions set forth in Section 7.4, the Managers shall cause the Company to make aggregate annual distributions to the Voting and Non-Voting Members of no less than an amount equal to the Tax Distribution Amounts. The

Managers may cause the Company to make such distributions of Tax Distribution Amounts quarterly or at such other times as the Managers may determine. Distributions of Tax Distribution Amounts shall not be considered to be a distribution of amounts under Section 7.2(ii), Section 7.2(iii), or Section 7.2(iv), and Tax Distribution Amounts shall not reduce the Preferred Return Amount, the Original Issue Price for the Non-Voting Units, or otherwise be considered as distributions to the Members of amounts that would otherwise be distributable to the Members under Section 7.2.
     7.4. Restrictions on Distributions. The following restrictions on distributions shall apply to all distributions made by the Company to the Members:
     7.4.1. The Company shall not make any distribution to the Members unless, immediately after giving effect to the distribution, all liabilities to creditors of the Company, other than liabilities as to which recourse of creditors is limited to specified property of the Company, do not exceed the fair market value of the Company property (including intangible assets); provided, however, that the fair value of any property that is subject to a liability as to which recourse of creditors is so limited shall be included in the Company assets only to the extent that the fair value of the property exceeds such liability.
     7.4.2. The Company shall not make any distribution to the Members unless, immediately after giving effect to the distribution, the Company shall have sufficient cash available to meet the reasonably anticipated needs of the Company, as such needs are determined in the sole discretion of the Managers.
     7.4.3. The Company shall not make any distribution to the Members to the extent such distribution would result in a default under, or a violation of or cause the acceleration of any indebtedness under, any credit or loan agreement with the Company.
     7.5. Return of Distributions. Members and Assignees who receive distributions made in error or in violation of the Act or this Agreement shall hold such improper distributions in trust for, and promptly return such improper distributions to, the Company. Except for such improper distributions, no Member or Assignee shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or Assignee or paid by a Member or Assignee for the account of the Company or to a creditor of the Company shall be added to the Capital Account(s) from which it was subtracted when it was distributed to the Member or Assignee.
     7.6. No Other Withdrawals. Except as provided in this Article 7 or Article 11, no withdrawals or distributions shall be required or permitted.
     7.7. In-Kind Distributions. If property is distributed in-kind to the Members, the difference between the gross fair market value of such property (as determined by the Managers) and its Gross Asset Value shall be considered gain or loss that is recognized by the Company and such gain or loss shall be allocated to the Members in accordance with the provisions of Article 8.

     7.8. Withholding on Distributions. All amounts required to be withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or any Member and treated by the Code (whether or not withheld pursuant to the Code) or any such tax law as amounts payable by or in respect of any Member or any Person owning an interest, directly or indirectly, in such Member shall be treated as amounts distributed to the Member for purposes of Section 7.2. The Managers are authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law and shall allocate any such amounts to the Member with respect to which such amount was withheld.
     7.9. Distributions and Capital Accounts. The provisions in this Agreement regarding the maintenance of Capital Accounts and allocations of Profits, Loss, and other items of Company income, gain, loss or deduction are intended to effect an allocation of tax items of the Company that are in accordance with the Members’ “interests in the partnership” within the meaning of Regulations Section 1.704-1(b)(3) by utilizing the principles of allocation contained in Regulations Section 1.704-1(b)(2)(iv) and Regulations Section 1.704-2 with respect to maintenance of capital accounts and allocations, and shall be interpreted and applied accordingly. For purposes of applying the provisions of this Agreement with respect to Capital Accounts, it shall be assumed that the Company satisfies the requirements of Regulations Sections 1.704-1(b)(2)(ii)(b)(2) and (3). Capital Account balances shall not be used to determine the amount or timing of distributions to the Members pursuant to the Agreement.
ARTICLE VIII
ALLOCATIONS
     8.1. Percentage Interests. The initial Percentage Interest of each Member shall be as set forth in Exhibit A (as it may be amended in accordance with the terms of this Agreement).
     8.2. Allocation of Profits and Losses.
     8.2.1. Allocation of Profits. After giving effect to the allocations set forth in Section 8.3 and Section 8.4, Profits for the relevant Accounting Period shall be allocated to the Members in the following manner:
     (i) First, the Profits for such Accounting Period shall be allocated to the Non-Voting Members and Voting Members to the extent any Losses were allocated to these Non-Voting Members and Voting Members, as the case may be, pursuant to Section 8.2.2, and which have not been previously offset by any allocations of Profits pursuant to this Section 8.2.1, to be allocated among these Non-Voting Members and Voting Members in the inverse order that such Losses were allocated to these Non-Voting and Voting Members under Section 8.2.2;
     (ii) Second, the Profits shall be allocated 100% to the Non-Voting Members in an amount equal to the aggregate Preferred Return Amount accrued in respect of the Non-Voting Units as of the end of the relevant Accounting

Period, minus the aggregate amount, if any, previously allocated to the Non-Voting Members pursuant to this Section 8.2.1(ii); and
     (iii) Finally, any remaining Profits shall be allocated to the Voting Members pro rata in proportion to their respective Percentage Interests.
     8.2.2. Allocation of Losses. After giving effect to the allocations set forth in Section 8.3 and Section 8.4, and subject to the limitation set forth in Section 8.2.3, Losses for any Fiscal Year will be allocated to the Members in the following order and priority: (i) first, to the Voting Members, in an amount up to, and in proportion to, the Profits allocated to these Voting Members under Section 8.2.1(iii), (ii) second, 100% to the Non-Voting Members in an amount up to, and in proportion to, the amount of Profits allocated to the Non-Voting Members under Section 8.2.1(ii), (iii) third, 100% to the Voting Members in proportion to their positive Adjusted Capital Account balances until such positive Adjusted Capital Account balances have been reduced to $0, and (iv) fourth, 100% to the Non-Voting Members in proportion to their positive Adjusted Capital Account balances until such positive Adjusted Capital Account balances have been reduced to $0.
     8.2.3. Limitation on Allocations of Losses. The Losses allocated pursuant to Section 8.2.2 to any Member for any Fiscal Year cannot exceed the maximum amount of Losses that may be allocated to such Member without causing such Member to have an Adjusted Capital Account Deficit at the end of such Fiscal Year. All Losses in excess of the limitation in this Section 8.2.3 will be allocated solely to the other Members pursuant to Section 8.2.2.
     8.3. Special Allocations.
     8.3.1. Minimum Gain Chargeback; Company Nonrecourse Liabilities. If there is a net decrease in Company Minimum Gain during any Fiscal Year, certain items of income and gain will be allocated (on a gross basis) to the Members in accordance with the rules described in Regulations sections 1.704-2(f), (j)(2)(i) and (j)(2)(iii), subject to the exemptions set forth in Regulations section l.704-2(f)(2), (3), (4) and (5). This Section 8.3.1 is intended to comply with the “minimum gain chargeback” requirement set forth in Regulations section 1.704-2(f) relating to partnership nonrecourse liabilities (as defined in Regulations section l.704-2(b)(3)) and will be so interpreted.
     8.3.2. Minimum Gain Chargeback; Member Nonrecourse Debt. If there is a net decrease in Member Minimum Gain during any Fiscal Year, certain items of income and gain will be allocated (on a gross basis) as quickly as possible to those Members who had a share of the Member Minimum Gain (determined pursuant to Regulations section l.704-2(i)(5)) in accordance with the rules described in Regulations sections 1.704-2(i)(4), (j)(2)(ii) and (j)(2)(iii). This Section 8.3.2 is intended to comply with the “minimum gain chargeback” requirement set forth in Regulations section 1.704-2(i)(4) relating to Member nonrecourse debt (as defined in Regulations section 1.704-2(b)(4)) and will be so interpreted.

     8.3.3. Qualified Income Offset. If any Member has an Adjusted Capital Account Deficit, items of Company income and gain will be specially allocated (on a gross basis) to the Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible. This Section 8.3.3 is intended to comply with the “qualified income offset” requirement set forth in Regulations section 1.704 l(b)(2)(ii)(b) and will be so interpreted.
     8.3.4. Optional Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code sections 734(b) or 743(b) is required, pursuant to Regulations section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Regulations section 1.704-l(b)(2)(iv)(m).
     8.3.5. Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year will be specially allocated among the Members in proportion to their Percentage Interests.
     8.3.6. Member Nonrecourse Deductions. Member Nonrecourse Deductions will be allocated pursuant to Regulations sections 1.704-2(b)(4) and (i)(1) to the Member who bears the economic risk of loss with respect to the deductions.
     8.4. Curative Allocations. The allocations set forth in Section 8.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations will be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, deduction or credit pursuant to this Section 8.4. Therefore, notwithstanding any other provision of this Article 8 (other than with respect to the Regulatory Allocations), the Managers shall make the offsetting special allocations of Company income, gain, loss, deduction or credit in whatever manner it determines appropriate so that, after the offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance the Member would have had if the Regulatory Allocations were not part of this Agreement and all items were allocated pursuant to Section 8.2.
     8.5. Tax Allocations: Code Section 704(c). In accordance with Code section 704(c) and the applicable Regulations promulgated thereunder, income, gain, loss, deduction, credit and tax depreciation with respect to any property contributed to the capital of the Company with a fair market value different from its adjusted tax basis at the time of contribution, or with respect to any property that has an adjusted fair market value different from its adjusted tax basis, shall, solely for income tax purposes, be allocated among the Members so as to take into account any variation between the Company’s adjusted tax basis in the property and the fair market value of the property. Unless otherwise agreed upon by a Super-majority of Managers, the “traditional method” under Section 1.704-3(b)(1) of the Regulations will be elected by the Company to handle any book-tax disparity under Section 704(c) of the Code with respect to any asset, and to the extent allowable under applicable Regulations, different methods may be used for different assets. In addition, if any gain (as computed for federal income tax purposes) on the sale or other disposition of Company property constitutes recapture of depreciation under Code sections 291, 1245 or 1250 or any similar provision, the gain will (to the extent possible) be divided among the Members in proportion to the depreciation deductions previously claimed by them (or their predecessors in interest) giving rise to the recapture; provided, however, that this sentence will not affect the amount of gain otherwise allocable to a Member.
     8.6. Other Allocation Rules.
     8.6.1. For purposes of determining the Profits and Losses, and such other items will be determined on a daily, monthly or other basis, as determined by the Managers using any permissible method under Code section 706 and the Regulations thereunder.
     8.6.2. For federal income tax purposes, every item of income, gain, loss, deduction and credit will be allocated among the Members in accordance with the allocation provisions of Sections 8.2, 8.3, and 8.4.
     8.6.3. The Members are aware of the income tax consequences of the allocations made by this Article 8 and agree to be bound by the provisions of this Article 8 in reporting their shares of partnership income and loss for income tax purposes.
     8.6.4. It is intended that the allocations in Sections 8.2, 8.3, 8.4, and 8.5 effect an allocation for federal income tax purposes consistent with Code section 704 and comply with any limitations or restrictions therein. The Managers may alter the allocations pursuant to this Article 8 in any manner consistent with Code section 704 and amend the provisions of this Agreement as appropriate to comply with the Regulations promulgated under Code section 704, if, in the opinion of counsel, such an amendment is advisable to reflect allocations among the Members consistent with such Regulations, and such allocation will not have a material effect on the distributions which would otherwise be made pursuant to Article 7 or Article 11.
     8.6.5. The Managers may vary the allocations described in Article 8 and the Capital Accounts of the Members attributable to such allocations to the extent necessary to avoid any double counting of Profits or Losses including, for example, double counting that could occur in the event that there is a Revaluation Event.
     8.7. Changes in Percentage Interests. If a Member’s Percentage Interest changes at any time during a Fiscal Year, then, for purposes of making the allocations required under this Article 8, the Percentage Interests of the relevant Members will be adjusted in accordance with Code section 706 using any reasonable convention determined by the Managers.
     8.8. Treatment of Preferred Return Amount. The Company intends not to treat the accrual of the Preferred Return Amount during each Accounting Period as a “guaranteed payment” by the Company to the Non-Voting Members under Section 707(c) of the Code, but if the Managers believe that the Company is required by law, or if the Internal Revenue Service successfully asserts, that the Preferred Return Amount should be so treated, then (I) the Preferred Return Amount shall be so treated, (II) the Company shall cease making allocations of Profits or

Gain from a Change of Control Transaction to the Non-Voting Members in respect of the Preferred Return Amount under Section 8.2.1(ii), and (III) the Company shall make additional distributions of Tax Distribution Amounts to the Non-Voting Members pursuant to Section 8.2.1(i) in respect of such accrued guaranteed payment amounts to the extent that the aggregate Tax Distribution Amounts (treating the accrual of the Preferred Return Amount as an allocation of taxable income to the holders of the Non-Voting Units as being entitled to a Tax Distribution Amount with respect to such accrual) as redetermined based on such tax treatment, exceeds the aggregate Tax Distribution Amounts previously distributed to the Non-Voting Members pursuant to Section 7.2.1(i) with respect to allocations of income pursuant to Section 8.2.1(ii).
ARTICLE IX
BOOKS, RECORDS, ACCOUNTING, AND REPORTS
     9.1. Accounting. The Company shall prepare its financial statements in accordance with GAAP, and shall prepare its income tax information returns using such methods of accounting and tax year as the Managers deem necessary or appropriate under the Code and Treasury Regulations.
     9.2. Financial Statements. The Company shall prepare and provide the following to the Members:
     9.2.1. Within fifteen (15) calendar days after the end of each fiscal quarter during the Company’s fiscal year, reviewed and unaudited financial statements of the Company consisting of (i) a consolidated statement of income of the Company and its Subsidiaries (if any) for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and (ii) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarterly period, prepared in accordance with GAAP, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments;
     9.2.2. Within forty-five (45) calendar days after the end of each fiscal year, unaudited financial statements of the Company consisting of (i) a consolidated statement of income and cash flows of the Company and its Subsidiaries for such fiscal year, and (ii) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, prepared in accordance with GAAP, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments; and
     9.2.3. Within ninety (90) calendar days after the end of each fiscal year, audited financial statements of the Company consisting of (i) a consolidated statement of income and cash flows of the Company and its Subsidiaries for such fiscal year, and (ii) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, prepared in accordance with GAAP, consistently applied, and accompanied by an independent auditor’s report by an independent accounting firm of recognized national or regional standing.
     9.3. Books and Records. The books and records of the Company shall be maintained in a fashion that facilitates income tax reporting and Capital Account maintenance. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office all of the following:
     9.3.1. A current list of the full name and last known business or residence address of each Member and Assignee set forth in alphabetical order, together with the Capital Contributions, Capital Account and Units of each Member and Assignee;
     9.3.2. A current list of the full name and business or residence address of each Manager;
     9.3.3. A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;
     9.3.4. Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;
     9.3.5. A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;
     9.3.6. Copies of the financial statements of the Company and Subsidiaries, if any, for the six (6) most recent fiscal years; and
     9.3.7. The books and records of the Company and Subsidiaries as they related to the internal affairs of the Company or Subsidiaries for at least the current and last four (4) fiscal years.
     9.4. Delivery to Members and Inspection. Upon the request of any Member, or Assignee of a Member, the Managers shall make available to the requesting Member or Assignee, during the Company’s regular business hours and at the expense of such Member or Assignee, the information required to be maintained pursuant to Section 9.3. Any information so obtained or copied shall be kept and maintained in strict confidence except as required by law.
     9.5. Reliance on Books and Records. Any Member shall be fully protected in relying in good faith upon the records and books of account of the Company and upon such information, opinions, reports or statements presented to the Company by any of its other Members or employees, or by any other Person, as to matters the Member reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.
     9.6. Tax Matters Partner. The Members hereby designate SCAH as the tax matters partner (the “Tax Matters Partner”) pursuant to Section 6231(a)(7) of the Code.

     9.7. Tax Election.
     9.7.1. The Company shall make an election under Section 754 of the Code and any similar provisions of state law.
     9.7.2. The Tax Matters Partner shall have the right to direct the Company to make any other election for federal and state income Tax purposes as he determines appropriate.
ARTICLE X
LIABILITY, EXCULPATION AND INDEMNIFICATION;
INSURANCE; COMPETING ACTIVITIES
     10.1. Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.
     10.2. Exculpation. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid. This Section 10.2 shall not apply to employee Members in their capacity as officers or employees.
     10.3. Duties and Liabilities of Covered Persons. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.
     10.4. Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of (a) any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company or its Subsidiaries and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, or (b) the conduct of the business of the Company; provided, however, that any indemnity under this Section 10.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.
     10.5. Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Article 10.
     10.6. Insurance.
     10.6.1. The Company shall purchase and at all times maintain insurance, to the extent and in such amounts as the Managers shall deem reasonable, on behalf of Covered Persons and such other Persons as the Managers shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or its Subsidiaries or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Managers and the Company may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 10.5 and containing such other procedures regarding indemnification as are appropriate.
     10.6.2. In addition to the foregoing, the Company shall purchase and at all times maintain (a) insurance for general liability and property damage in coverage amounts acceptable to the Managers and (b) director’s and officer’s insurance in an aggregate coverage amount of no less than three million dollars ($3,000,000) and (c) errors and omissions coverage in an aggregate coverage amount of no less than three million dollars ($3,000,000).
     10.7. Competing Activities; Confidential Information.
     10.7.1. As long as a Person is a Member of the Company, such Member and its Affiliates shall not engage in business activities which are in direct competition with the business of the Company within the state of Oklahoma. The restrictions contained herein are in addition to and not in lieu of any other restrictions contained in any employment agreement which a Member may have with the Company.
     10.7.2. Except as provided in Section 10.7.1, and except with respect to officers or employees of the Company who are also Members, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and no Member shall be accountable to the Company or to any other Member with respect to that business or activity. The organization of the Company shall be without prejudice to the Members’ (other than officers or employees of the Company) respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member’s Affiliates. Nothing in this Section 10.7.2 shall be deemed to modify in any manner separate noncompetition agreements executed by certain Members for the benefit of the Company.
     10.7.3. Each Member and Manager acknowledges and agrees that the information, observations, trade secrets and data concerning the business and affairs of the Company obtained by them by reason of their membership herein or management hereof (“Confidential Information”) are the property of the Company. Therefore, each Member and Manager agrees that such Member or Manager, as the case may be, shall not disclose to any unauthorized person or use for such Member’s or Manager’s own account any Confidential Information without the prior written consent of the disinterested Managers unless and to the extent that the aforementioned matters (a) become generally known to and available for use by the public other than as a result of such Member’s or Manager’s acts or omissions to act or (b) must be disclosed under a subpoena or other governmental order (but then, only after the Company is given notice of such subpoena or order and the opportunity to seek a protective order).
     10.7.4. Any Member or Manager whose Interest is terminated shall at such time deliver to the Company all memoranda, notes, plans, records, reports (including, without limitation, all business plans, financial projections and financial models), computer tapes and discs and software and other documents and data relating to the Confidential Information which such Member or Manager has in its, his or her possession or under such Member’s or Manager’s control.
     10.7.5. Notwithstanding any other provision of this Agreement, nothing herein shall in any way limit the Company’s rights with respect to the limitations on disclosure, use and return of Confidential Information as may be set forth in any employment, consulting or similar agreement with any Member or Manager.
     10.8. Survival. Notwithstanding any other provision of this Agreement, the provisions of this Article 10 shall survive termination of this Agreement.
ARTICLE XI
DISSOLUTION AND TERMINATION.
     11.1. Termination. The Company shall be dissolved, its property disposed of and its affairs wound up upon the first to occur of the following:
     (i) the approval of dissolution by a Super-majority of the Managers;
     (ii) the entry of a decree of judicial dissolution under the Act; or
     (iii) the date sixty (60) calendar days after the Company is not treated as a partnership for federal income tax purposes; provided that the Company uses reasonable efforts to restore its partnership tax status in such sixty (60)-day period, except that no dissolution shall occur pursuant to this clause if treatment of the Company other than as a partnership for federal income tax purposes occurs as a result of a voluntary election by the Company of such other treatment.
     11.2. Authority to Wind Up. The Managers shall have all necessary power and authority required to marshal the assets of the Company, to pay the Company’s creditors, to establish reasonable reserves for contingent liabilities of the Company, to distribute assets and otherwise wind up the business and affairs of the Company. In particular, the Managers shall have the authority to continue to conduct the business and affairs of the Company insofar as such continued operation remains consistent, in the judgment of the Managers, with the orderly winding up of the Company.
     11.3. Articles of Dissolution; Winding Up. When an event set forth in Section 11.1 occurs, the Company shall file Articles of Dissolution as required by the Act, and shall take whatever other action may be advisable or proper to carry out the liquidation and winding up of the Company. The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members.
     11.4. Distribution of Property. Upon dissolution and winding up of the Company, the affairs of the Company shall be wound up and the Company liquidated by the Members. The assets of the Company shall be applied to pay creditors of the Company in the order of priority provided by law. Any remaining assets shall be distributed to the Members in accordance with the provisions (and priorities) set forth in Section 7.2.
     11.5. Capital Account Deficit. Any Member with a deficit in its Capital Account shall not be required to contribute such deficit amount to the Company upon the liquidation thereof.
ARTICLE XII
ADDITIONAL RIGHTS REGARDING THE TRANSFER OF UNITS.
     12.1. Rights of First Refusal. Each time a Member holding Units (the “Transferring Member”) proposes to transfer all or any portion of the Units held by such Member (or is required to do so by operation of law or other involuntary means), such Member shall first comply with the following provisions and the provisions of this Article 12.
     12.2. Transfer Notice. The Transferring Member shall deliver a written notice (the “Transfer Notice”) to (a) the other Members, and (b) the Company stating (i) the Transferring Member’s bona fide intention to transfer such Units, (ii) the number of Units to be transferred, (iii) the purchase price and terms of payment for which the Transferring Member proposes to transfer such Units and (iv) the name and address of the proposed transferee (the “Proposed Transferee”).
     12.3. Option Period. For a period of thirty (30) Business Days after receipt of the Transfer Notice, the Company shall have the right, but not the obligation, to elect to purchase all or any portion of the Units upon the price and terms of payment designated in the Transfer Notice. If the Transfer Notice provides for the payment of non-cash consideration, the Company may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered as determined by the Managers. Within thirty (30) Business Days after receipt of the Transfer Notice, the Managers on behalf of the Company, to the extent the Company is electing to purchase Units pursuant to this Section 12.3, shall notify the Transferring Member and the non-Transferring Members in writing of the Company’s intent to purchase all or any portion of the Units proposed to be so transferred. The failure of the Company to submit a notice within the applicable period shall constitute an election on the part of the Company not to purchase any of the Units which may be so transferred.
     12.4. Member Purchase. If the Company does not elect to purchase all of the Units proposed to be transferred within the thirty (30)-day period described in Section 12.3, the non-Transferring Members shall have the right, but not the obligation, to elect to purchase any remaining portion of such Units (the “Remaining Units”) upon the price and terms of payment designated in the Transfer Notice. If the Transfer Notice provides for the payment of non-cash consideration, the non-Transferring Members each may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered as determined by the Managers. Within fifteen (15) Business Days following the expiration of the thirty (30)-day period described in Section 12.3, each non-Transferring Member electing to purchase the Remaining Units pursuant to this Section 12.4 shall notify the Managers and the Transferring Member in writing of his, her or its desire to purchase a portion of the Remaining Units. The failure of any non-Transferring Member to submit a notice within the applicable period shall constitute an election on the part of that non-Transferring Member not to purchase any of the Remaining Units. The number of Remaining Units that each non-Transferring Member shall be entitled to purchase pursuant to this Section 12.4 shall be determined based upon the proportion that the Percentage Interest of such non-Transferring Member bears to the aggregate of the Percentage Interests of all of the non-Transferring Members electing to purchase the Remaining Units. In the event any non-Transferring Member elects to purchase none or less than all of his, her or its pro rata share of such Remaining Units, then the other non-Transferring Members may elect to purchase more than their pro rata share.
     12.5. Closing of Purchase. If the Company and the non-Transferring Members elect to purchase or obtain any or all of the Units designated in the Transfer Notice, then (a) the closing of such purchase shall occur no later than sixty (60) calendar days after the date of the Transfer Notice and (b) the Transferring Member, the Company and the non-Transferring Members, as applicable, shall execute such documents and instruments and make such deliveries as may be reasonably required to consummate such purchase.
     12.6. Transfer. If the Company and the non-Transferring Members elect not to purchase or obtain, or default in their obligation to purchase or obtain, the Units which they have elected to purchase, then the Transferring Member may transfer any such Units not so purchased to the Proposed Transferee; provided that such transfer (a) is completed within sixty (60) calendar days after the expiration of the Company’s and the non-Transferring Members’ right to purchase such Units (as set forth in Sections 12.3 and 12.4 above), (b) is made on terms not more materially favorable to the Proposed Transferee than as designated in the Transfer Notice, and (c) complies with Section 4.4. If the Units described in the Transfer Notice are not so transferred, the Transferring Member must give notice in accordance with Section 12.2 prior to any other or subsequent transfer of such Units.

ARTICLE XIII
GENERAL PROVISIONS.
     13.1. Notices. All notices to be given hereunder shall be in writing and shall be addressed to the party at such party’s last known address or facsimile number appearing on the books of the Company. For the purpose of notice, the address of each Member shall be as reflected on the signature pages hereto until changed as provided herein. Notice shall, for all purposes, be deemed given and received, (a) if hand-delivered, when the notice is received, (b) if sent by an internationally recognized delivery service, when the notice is received, or (c) if sent by facsimile, when the facsimile is transmitted and confirmation of complete receipt is received by the transmitting party during normal business hours. If any notice is sent by facsimile, the transmitting party shall send a duplicate copy of the notice to the parties to whom it is faxed by regular mail. If notice is tendered and is refused by the intended recipient, the notice shall nonetheless be considered to have been given and shall be effective as of the date of such refusal. The contrary notwithstanding, any notice given in a manner other than that provided in this Section 13.1 that is actually received by the intended recipient shall be deemed an effective delivery of such notice. Any party may, at any time, by giving ten (10) days’ written notice to the Company, designate a new address for the giving of notice to such party. Each Member shall have the right from time to time to specify additional parties to whom notice hereunder must be given by delivering to the other Members ten (10) days’ prior written notice thereof, setting forth the address of such additional parties. Notice required to be delivered hereunder to any Member shall not be deemed to be effective until the additional parties, if any, designated by such Member have been given notice in a manner deemed effective pursuant to the terms of this Section 13.1.
     13.2. Captions. The numbering and captions of the Articles and Sections of this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions and will not in any way affect the meaning or interpretation of this Agreement. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement, respectively.
     13.3. Usage. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms. Whenever the plural form of a word is used in this Agreement, it will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, it will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items. The locative adverbs “hereof,” “herein,” “hereafter,” etc. refer to this Agreement as a whole.
     13.4. Further Actions. The parties to this Agreement shall execute and deliver all documents, provide all information and take or refrain from taking action as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.
     13.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assignees.

     13.6. Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining to this Agreement. The Exhibits and the recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.
     13.7. Waiver. No failure by any party to insist upon the strict performance of any covenants, duty, agreement or condition of this Agreement or to exercise any right or remedy arising from a breach shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
     13.8. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature, independently of the signature of any other party. The parties agree to treat documents sent via electronic mail (“email”) and telephonic facsimile (“fax”) as original documents; provided that either party may require the other to provide the original executed documents represented by a fax, or a manually executed document of an email, sent by the other party.
     13.9. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oklahoma, without regard to its principles of conflict of laws.
     13.10. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not be affected.
     13.11. Consultation with Attorney(s). Each Person signing this Agreement (i) understands that this Agreement contains legally binding provisions, (ii) has had the opportunity to consult with his, her or its lawyer, and (iii) has either consulted a lawyer or consciously decided not to consult a lawyer.
     13.12. No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the Members and their respective successors and permitted assigns, subject to the express provisions hereof relating to successors and permitted assigns, and no other Person whatsoever shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise. It is expressly understood that the right of the Company or the Members to require any additional Capital Contributions under the terms of this Agreement shall not be construed as conferring any rights or benefits to or upon any Person not a party to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, no Member shall be requested to nor may they be compelled to make an additional contribution to the Company for use in whole or in part to fund a tort claim or recovery by a third party against the Company.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the Effective Date.

SURGICAL CENTER ACQUISITION HOLDINGS, INC.

By:

Name:

Title:

149 South Barrington Avenue, Suite 808
Los Angeles, California 90049
Attention: CEO
Telecopy: [ ]

CAROL SCHUSTER

Carol Schuster

2304 Old Farm Road
Edmond, Oklahoma 73013
Telecopy: (405) 767-1697
[Signature Page to Amended and Restated Operating Agreement]

Exhibit A
Schedule of Units and Percentage Interests
Members Holding Non-Voting Units

	Number of Non-	Percentage Interest of	Initial Capital
Name	Voting Units	Non-Voting Units	Account
Surgical Center Acquisition Holdings, Inc.	1,000,000	100%	$1,000,000
Members Holding Voting Units

	Number of	Percentage Interest of	Initial Capital
Name	Voting Units	Voting Units	Account
Carol Schuster	490,000	49.00%	$490.00

Surgical Center Acquisition Holdings, Inc.	510,000	51.00%	$510.00

Total	1,000,000	100.00%	$1,000.00

Exhibit A - 1